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VIA Edgar

February 1, 2005

Division of Investment Management
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Re:     FS Variable Annuity Account Five
        Seasons Select II Variable Annuity
        First SunAmerica Life Insurance Company
        File Nos. 333-116026 and 811-08369

Ladies and Gentlemen:

        The undersigned respectfully requests the effective date of the Pre-Effective Amendment to the Registration Statement on Form N-4 filed on February 1, 2005 under the Securities Act of 1933 and the 1940 Investment Company Act, as amended, be accelerated and such Pre-Effective Amendment be declared effective at 9:00 AM, Eastern Time, on February 14, 2005, or as soon as practicable thereafter.


Very truly yours,


FS VARIABLE ANNUITY ACCOUNT FIVE OF
FIRST SUNAMERICA LIFE INSURANCE COMPANY


By:     /s/ CHRISTINE A. NIXON
        -------------------------------------------------------
        Christine A. Nixon, Senior Vice President and Secretary


AIG SUNAMERICA CAPITAL SERVICES, INC.


By:     /s/ CHRISTINE A. NIXON
        -------------------------------------------------------
        Christine A. Nixon, Secretary